Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings
Elba, Alabama (March 26, 2012)...The National Security Group, Inc. (NASDAQ: NSEC) today announced its financial results for the year ended December 31, 2011. Total revenues were $62,092,000 compared to $69,392,000 for the same period last year; a decrease of 10.5%. A decrease in earned premium in the P&C segment along with a decline in net realized investment gains were the primary contributing factors to the decrease in total revenue for 2011 over 2010.

The Company ended the year 2011 with a net loss totaling $4,956,000, or $2.01 per share, compared to net income of $3,265,000, or $1.32 per share, in 2010. A 12.8% increase in policyholder benefits was the primary factor contributing to the net loss in the current year. For the year 2011, policyholder benefits were 78.3% of earned premium compared to 63.7% in 2010, an increase of 14.6 percentage points. Losses and loss adjustment expenses incurred in the P&C segment from increased storm activity during 2011 combined with losses and adjustment expenses from an automobile program were the primary reasons for the increase compared to the same period last year.

Stockholders equity for the year ended December 31, 2011 was $38,015,000 compared to $43,710,000 at December 31, 2010; a decrease of $5,695,000 or 13%. The change in stockholders equity is composed of dividends paid to shareholders of $1,357,000 and a net loss of $4,956,000 as well as a net increase in accumulated other comprehensive income, primarily increases in accumulated unrealized capital gains of $618,000. Year-end book value per share, defined as stockholders equity divided by common shares outstanding of 2,466,600, was $15.41 at December 31, 2011 compared to $17.72 at December 31, 2010.

A summary of income statement information follows:

	Year Ended December 31,
	2011	2010
Premium Earned	$56,243,000	$61,263,000
Investment Income	4,261,000	5,089,000
Realized Investment Gains (Losses)	669,000	1,879,000
Other Income	919,000	1,161,000
Total Revenues	$62,092,000	$69,392,000

Net Income	$(4,956,000)	$3,265,000

Net Income Per Share	$(2.01)	$1.32